UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 12, 2005

Cal-Maine Foods, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-04892	64-0500378
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3320 Woodrow Wilson Avenue
Jackson, MS 39207
(Address of principal executive offices (zip code))

601-948-6813
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d- 4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

        On October 12, 2005, Cal-Maine Foods, Inc. (“we” or “our”) completed the acquisition of 51% of the outstanding Membership Interests in Hillandale, LLC (“Hillandale”). Hillandale is a recently formed Florida limited liability company to which most of the assets, liabilities and operations of Hillandale Farms of Florida, Inc. and Hillandale Farms, Inc. (together, “Hillandale Companies”) were transferred.

        Hillandale Companies began operations in Florida over 30 years ago. They have been a major egg production and marketing company in the United States, with a strong market presence in Florida, Georgia and Alabama. During 2004, Hillandale Companies sold approximately 129.3 million dozen eggs produced by its flock of approximately 5.5 million layers at eight production facilities located in Florida and Alabama, including approximately 3.9 million dozen produced under contract arrangements with others. Hillandale is a fully integrated producer with its own feed mills, hatchery, production, processing and distribution facilities.

        We reported our entry into an agreement to form Hillandale and acquire Membership Interests in Hillandale in our Form 8-K Current Report dated July 28, 2005. Hillandale Companies were the initial members of Hillandale for formational purposes, owning 100% of the Membership Interests. They now own 49% of the Membership Interests in Hillandale.

        We purchased our 51% Membership Interest in Hillandale from Hillandale Companies for approximately $27 million. In addition, we paid approximately $19 million of the outstanding debt of Hillandale. Of the total of these amounts, approximately $18 million was funded from our own cash and cash equivalent resources and the balance of approximately $28 million was provided under a Loan Agreement, dated as of October 12, 2005, between us and Hillandale, LLC, and Metropolitan Life Insurance Company (the “Loan Agreement”).

        The Loan Agreement provides for mandatory repayments of principal of $150,000 per month beginning on January 1, 2007, with the unpaid principal balance due on November 1, 2020. The loan is secured by real property and equipment located in Florida, Alabama and Georgia, and bears interest as a base rate of 1.10% per annum over the LIBO Rate, as defined in the Loan Agreement. The Loan Agreement, a copy of which is filed as an exhibit to this Form 8-K Current Report, also contains various other terms and conditions customarily found in such agreements.

        We will purchase the remaining 49% of the Membership Interests in Hillandale in essentially equal annual installments over a period of 48 months following our initial 51% acquisition on October 12, 2005. The purchase price for the remaining Membership Interests will be equal to the then book value of the Units that represent Membership Interests.

Item 9.01 Financial Information and Exhibits

(a)	Financial Statements of Business Acquired.

We intend to file Hillandale’s financial statements in a Form 8-K/A not later than 71 calendar days after the date on which this Form 8-K report is filed.

(b)	Pro Forma Financial Information.

The Company intends to file pro forma financial information giving effect to the Hillandale acquisition in a Form 8-K/A not later than 71 calendar days after the date on which this Form 8-K report is filed.

(c)	Exhibits.

2.2	Operating Agreement, dated October 12, 2005, of Hillandale, LLC, a Florida limited liability company.

99.1	Loan Agreement, dated as of October 12, 2005, among Cal-Maine Foods, Inc. and Hillandale, LLC, and Metropolitan Life Insurance Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAL-MAINE FOODS, INC.
(Registrant)

By:	/s/ Fred R. Adams, Jr. Fred R. Adams, Jr. Chairman of the Board and Chief Executive Officer

Dated: October 18, 2005